Exhibit 99.1

AMENDED ITEM 6. SELECTED FINANCIAL DATA OF MMC’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2009.

Marsh & McLennan Companies, Inc. and Subsidiaries

FIVE-YEAR STATISTICAL SUMMARY OF OPERATIONS

For the Years Ended December 31, (In millions, except per share figures)	2009	2008	2007	2006	2005	Compound Growth Rate 2004-2009
Revenue	$9,831	$10,730	$10,370	$9,589	$9,245	1%
Expenses:
Compensation and Benefits	6,182	6,830	6,609	6,141	6,016	1%
Other Operating Expenses	2,871	3,221	3,004	2,613	2,891	1%
Regulatory and Other Settlements	—	—	—	—	30	N/A
Total Expenses	9,053	10,051	9,613	8,754	8,937	0%
Operating Income (a)	778	679	757	835	308	21%
Interest Income	17	47	95	60	44	(3)%
Interest Expense	(241)	(220)	(266)	(303)	(332)	2%
Investment Income (Loss)	(2)	(12)	173	207	183	N/A
Income Before Income Taxes	552	494	759	799	203	17%
Income Taxes	21	113	257	219	53	(24)%
Income From Continuing Operations	531	381	502	580	150	25%
Discontinued Operations, Net of Tax	(290)	(443)	1,987	418	260	N/A
Net Income (Loss)	241	(62)	2,489	998	410	6%
Less: Net Income Attributable to Non-Controlling Interests	14	11	14	8	6	12%
Net Income (Loss) Attributable to MMC	$227	$(73)	$2,475	$990	$404	5%
Basic Income (Loss) Per Share Information:
Income from Continuing Operations	$0.97	$0.70	$0.88	$1.02	$0.27	25%
Discontinued Operations	$(0.54)	$(0.83)	$3.61	$0.75	$0.47	N/A
Net Income (Loss) Attributable to MMC	$0.43	$(0.13)	$4.49	$1.77	$0.74	5%
Average Number of Shares Outstanding	522	514	539	550	538
Diluted Income (Loss)Per Share Information:
Income From Continuing Operations	$0.96	$0.70	$0.88	$1.01	$0.27	25%
Income (Loss) From Discontinued Operations	$(0.54)	$(0.84)	$3.57	$0.72	$0.46	N/A
Net Income (Loss) Attributable to MMC	$0.42	$(0.14)	$4.45	$1.73	$0.73	5%
Average Number of Shares Outstanding	524	515	542	553	541
Dividends Paid Per Share	$0.80	$0.80	$0.76	$0.68	$0.68
Return on Average Stockholders’ Equity	4%	N/A	36%	18%	8%
Year-end Financial Position:
Working capital	$1,216	$1,391	$1,834	$1,036	$1,301
Total assets	$15,337	$15,206	$17,359	$18,137	$17,892
Long-term debt	$3,034	$3,194	$3,604	$3,860	$5,044
Stockholders’ equity	$5,863	$5,760	$7,853	$5,842	$5,402
Total shares outstanding (net of treasury shares)	530	514	520	552	546
Other Information:
Number of employees	49,000	50,100	51,300	48,400	48,700
Stock price ranges —
U.S. exchanges — High	$25.46	$36.82	$33.90	$32.73	$34.25
— Low	$17.18	$20.96	$23.12	$24.00	$26.67

(a)	Includes net restructuring costs of $243 million, $328 million, $98 million, $86 million and $317 million in 2009, 2008, 2007, 2006 and 2005, respectively.

See Management’s Discussion and Analysis of Financial Condition and Results of Operations, appearing under Amended Item 7 of this report, for discussion of significant items affecting our results of operations in 2009, 2008 and 2007.

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